Exhibit 99.1

Millipore to Acquire NovAseptic AB;

Broaden Offering to Biotech and Pharmaceutical Companies

Acquisition will expand Millipore’s capabilities in aseptic processing and process monitoring tools

Billerica, Mass—July 7, 2005—Millipore Corporation (NYSE:MIL) today announced that it has entered into an agreement to acquire NovAseptic AB. The all cash transaction will result in Millipore acquiring all of the shares of NovAseptic AB for approximately SEK 720 million ($91 million at current exchange rates). NovAseptic, based in Gothenburg, Sweden, provides a range of innovative solutions for aseptic processing applications in biotech and pharmaceutical manufacturing operations. NovAseptic’s products include a unique disposable sampling system (NovaSeptum®) and a range of high-performance mixers, valves, and connectors.

Martin Madaus, Millipore’s Chairman, CEO and President, noted: “NovAseptic’s products and customer relationships are a strong strategic fit with Millipore’s Bioprocess Division. The talented scientists and engineers at NovAseptic also enhance our already strong applications expertise in the area of aseptic processing. As part of our overall growth strategy, the acquisition of NovAseptic accelerates our plan to expand the breadth of our solutions to biotech and pharmaceutical customers, particularly in the areas of high-performance components and process monitoring tools.”

The patented NovaSeptum disposable sampling system is used by biotech and pharmaceutical companies to take fluid samples from their drug manufacturing processes. The fully-closed system eliminates the risk of false positives due to biological contaminants, and greatly improves operator productivity and safety. NovaSeptum has been adopted by a number of pharmaceutical and biotechnology companies, and several new evaluations are in progress.

NovAseptic’s other aseptic processing components include high-performance mixers and valves, optimally designed for performance and reliability in stringent drug production environments. These components enjoy an exceptional quality reputation with customers.

Johan Westman, Managing Director of NovAseptic, commented: “NovAseptic AB has been looking for a strong partner to more rapidly expand its offering to a broader range of customers worldwide, and Millipore is a perfect match. We are both active in process sampling and monitoring, and in critical bioprocessing components; the product lines are complementary; and, most importantly, we share a vision of the industry’s future and the role we can play in that future.”

Terms of the agreement call for Millipore to purchase over 90 percent of the shares of NovAseptic AB from founders and other majority owners. Millipore expects the balance of shares to be purchased on similar terms from the remaining shareholders. The transaction is expected to close, subject to regulatory approval and customary closing conditions, within the next 45 days.

NovAseptic has achieved a compound annual growth rate of 20 percent over the past three years and is expected to generate sales of approximately $35 million in the twelve months following the closing of the transaction. Excluding the impact of acquisition-related charges, integration costs, and amortization of intangibles, Millipore expects the transaction to be slightly accretive to earnings per share in 2005 and accretive by at least $0.05 in 2006. The Company has not yet determined the allocation of the purchase price, and therefore, accurate GAAP earnings projections are not available at this time.

About Millipore

Millipore is a leading bioprocess and bioscience products and services company, organized into two divisions. The Bioprocess division offers solutions that optimize development and manufacturing of biologics. The Bioscience division provides high performance products and application insights that improve laboratory productivity. Millipore has a deep understanding of its customers’ research and manufacturing process needs, and offers reliable and innovative tools, technologies and services. The Company employs approximately 4,500 people worldwide and posted revenues of $883 million in 2004.

For additional information on Millipore Corporation, please visit its website at: www.millipore.com

Forward Looking Statements:

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience and bioprocess markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

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NovaSeptum is a registered trademark of NovAseptic AB

CONTACT: Millipore Corporation

Investor Contact:

Geoffrey Helliwell, 978/715-1041 or 800/225-3384

Geoffrey_Helliwell@Millipore.com

or

Media Contact:

Thomas Anderson, 978/715-1043 or 800/225-3384

Thomas_Anderson@Millipore.com